AGREEMENT FOR

PURCHASE OF WATER ASSETS

OF THE TOWN OF PORT DEPOSIT

AND FOR THE PROVISION OF POTABLE WATER SERVICES

THIS AGREEMENT (this “Agreement”) is entered into as of this 1st day of December, 2009 by and among Artesian Water Maryland, Inc. (“Artesian MD” or “Buyer”), a Delaware corporation, Artesian Resources Corporation (“Guarantor”), a Delaware Corporation, and the Mayor and Town Council of Port Deposit, Maryland, a body corporate and politic organized under the laws of the State of Maryland, (“Port Deposit” or the “Town”).

WHEREAS, Guarantor is the parent corporation of Buyer;

WHEREAS, Artesian MD is a private water utility company that provides potable water and fire suppression services to areas and users in Maryland;

WHEREAS, Artesian MD desires to purchase from Port Deposit, and Port Deposit desires to sell, assign, transfer and convey to Artesian MD, all of Port Deposit’s assets used in providing potable water and water distribution and water meter services (the “Facilities”) to the Town, its citizens, residents, property owners and businesses, free and clear of all Liens of Record (as hereinafter defined), on the terms and conditions herein set forth;

WHEREAS, Port Deposit’s willingness to convey its Water Assets to Artesian, MD is predicated, inter alia, upon Artesian MD’s commitment to provide ongoing potable water, and water delivery and water meter services to the Town, its citizens, residents, property owners and businesses, now or later existing within the Town’s boundaries and in areas that may be later annexed by the Town; Artesian MD’s commitment to upgrade the Facilities to support future development in the Town; and upon Guarantor’s willingness to guarantee Buyer’s obligations under the Promissory Note(s) (as hereinafter defined).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements of the parties hereinafter set forth, as well as for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Artesian MD and Port Deposit, intending to be legally bound hereby, do hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Definitions.   Except as otherwise expressly provided in this Agreement, the capitalized terms used in this Agreement shall have the meanings specified below and shall be equally applicable to both the singular and plural forms.

“Applicable Law(s)” shall mean law of the State of Maryland (and Delaware laws applicable to Buyer and Guarantor) and Federal Law, excluding any law or ordinance of local government.

“Business Day” shall mean any weekday on which commercial banks in Baltimore, Maryland are open for business. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.

“Buyer’s Knowledge” means the actual knowledge, after due inquiry, of the officers, directors and representatives of Artesian MD, including without limitation, Dian Taylor, David Spacht, Joseph DiNunzio, Jack Schreppler, Bruce Kraeuter, James Buckland and John Thaeder.

 “Code” shall mean the Internal Revenue Code of 1986, as amended.

“Port Deposit’s Knowledge” means the actual knowledge, after due inquiry and exercising reasonable diligence of the Mayor and Town Council and Town Planner.

 “Governmental Authority” shall mean any governmental, regulatory or administrative body, agency, subdivision or authority, any court or judicial authority, or any public, private or industry regulatory authority, whether national, Federal, state, local, foreign or otherwise.

“Indebtedness” means all (i) indebtedness for borrowed money, including purchase money indebtedness, bonds, debentures, capital or financing leases, equipment operating leases, non-trade payables and credit facilities, or obligations for or in respect of the deferred purchase price of goods or services, (ii) obligations under any guaranty, letter of credit, performance credit or other Contract having the effect of assuring a creditor against loss, (iii) obligations under any interest rate, currency or other hedging Contract, and (iv) any prepayment penalties, premiums or fees under any of the foregoing items described under clause (i), (ii) or (iii).

“Liability” means any and all direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, expense (including, without limitation, reasonable attorneys’ fees, court costs, accountants’ fees, environmental consultants’ fees, laboratory costs and other professionals’ fees), Order, settlement payments, Taxes, fines and penalties, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties or letters of credit, or with respect to insurance loss accruals).

“Lien of Record” means, with respect to any Purchased Asset, any lien (including mechanics, warehousemen, laborers and landlords liens), charge, restriction, claim, hypothecation, pledge, security interest, mortgage, preemptive right, right of first refusal, option, judgment, title defect, right of way, easement, conditional sale, or other title retention agreement or other restriction or encumbrance of any kind in respect of or affecting such asset reflected in the public records of the Circuit Court for Cecil County, or the Maryland Department of Assessments and Taxation.

“Litigation” means any action, arbitration, mediation, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before or otherwise involving any Governmental Authority, arbitrator or mediator.

“Material Adverse Change” means any event, change or effect that, when taken individually or together with all other events, changes and effects, is materially adverse to Port Deposit’s conduct of the operations of the Facilities, and the other Purchased Assets, in each case, either individually or taken as a whole, condition (financial or otherwise), properties, prospects or results of operations or will prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise will prevent Port Deposit from performing its obligations under this Agreement

“Order” means any order, judgment, preliminary or permanent injunction, temporary restraining order, award, citation, decree, consent decree or writ.

“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Representative” as to a specified Person shall mean any officer, director, agent, employee, attorney, accountant, consultant or other representative of the Person specified.

“Service Area” means the boundaries of the Town of Port Deposit as now existing or later amended from time to time by Port Deposit, by annexation or otherwise designated within the growth area depicted in the Town’s 2009 Port Deposit Comprehensive Plan and, to the extent required by law, as approved by Cecil County.

 “Tax” or “Taxes” means all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, minimum, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, intangibles, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, real or personal property, abandoned property assessment, and estimated taxes, water, rent and sewer service charges, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon, imposed by any taxing authority (federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

ARTICLE II
SALE AND DELIVERY OF PURCHASED ASSETS

2.1           Sale and Delivery of Purchased Assets.   Subject to the terms and conditions of this Agreement, at the Closing, Port Deposit shall sell, assign, transfer, convey and deliver to the Buyer, free and clear of all Liens of Record, all of Port Deposit’s right, title and interest in and to the following assets, rights, claims, properties and interests that Port Deposit owns or in which Port Deposit has any right, title or interest, other than the Excluded Assets, (collectively, the “Purchased Assets”):

(a)      Plant and Equipment. All of the plant and equipment and other tangible personal property, whether owned, leased or otherwise possessed by Port Deposit and located at any Facility or otherwise used in the operation of any Facility or the Town’s Water Distribution, Treatment and Metering Systems (as defined in Section 2.1(e)), (the “Plant and Equipment”), including, without limitation, the plant, equipment and other tangible personal property specified on Schedule 2.1(a).

 (b) Real Property. All of Port Deposit’s right, title and interest in and to the real property related to the use and operation of each of the Facilities, including, without limitation, those real properties more fully described on Schedule 2.1(b) (the “Owned Real Property”), and an option to acquire, for use in conjunction with Cecil County Maryland, a parcel comprising approximately 0.329 acre and designated as Tax Parcel No. ###-##-#### (the “Booster Station Parcel”).  Buyer shall have an option exercisable within five (5) years after the date of the Closing to acquire title to the Booster Station Parcel for the nominal consideration of ten dollars ($10.00) subject to the laws and ordinances applicable to the conveyance of real property owned by the Town then in effect.  It is understood that the conveyance of the Booster Station Parcel is subject to prior approval by the Maryland Department of Natural Resources, the Maryland State Secretary of the Department of Budget and Fiscal Planning and the Maryland Office of Planning as the parcel is currently subject to project open space restrictions and it is further understood that the Town will offer replacement open space acreage to the State of Maryland in seeking these approvals.  At Port Deposit’s election, the Town may reserve for itself and for Cecil County, Maryland an easement to use the Booster Station parcel for a wastewater pumping station provided that such use does not impair Buyer’s ability to construct and operate a Booster Pump Station sufficient to provide water service to developments at Bainbridge, Granite Cliffs and the former Tome School.

 (c) Leased Property and Easements. Port Deposit’s rights to access or use any real property or fixtures (including by lease, license or easement) directly or indirectly used in the operation of any Facility or the Town’s Water Distribution, Treatment and Metering Systems (as defined in Section 2.1(e)), including, without limitation, those leases and easements identified on Schedule 2.1(c) (collectively, the “Easements”), subject to the retained right of the Town and its assigns to the ongoing use of said Easements for the collection, distribution and provision of waste water services and for the provision of public services, as an easement in common.

 (d) Assumed Contracts and Certain Other Rights of Port Deposit. All right, title and interest of Port Deposit following the Closing in, to and under all instruments, documents, contracts, agreements, arrangements, commitments, bids, leases, licenses and any other contract rights (whether written or oral) (collectively, “Contracts”) of Port Deposit existing on the Closing Date and used in connection with the operation of any Facility or its Water Distribution System and specified on Schedule 2.1(d) (the “Assumed Contracts”), excluding all grant proceeds and user and connection fees for water service and/or connection to the Water Distribution, Treatment and Metering Systems accruing prior to the date of Closing; provided that the right to any connection fees for the developments known as Bainbridge, the former Tome School and Granite Cliffs billed and/or collected after the date of execution of this Agreement shall be transferred to Artesian and if collected prior to Closing by the Town, shall be remitted to Artesian at Closing and/or subtracted from the cash payment provided in Section 2.4(b), at Buyer’s election.

(e) Water Distribution, Treatment and Water Metering Systems. As to each Facility, all of Port Deposit’s right, title and interest in and to the water distribution, treatment and water meter systems owned, leased or otherwise possessed by Port Deposit or used in the operation of such Facility, as more fully described on Schedule 2.1(e) (the “Water Distribution, Treatment and Metering Systems”).

(f) Permits. All approvals, consents, licenses, permits, waivers or other authorizations issued, granted, given, applied for at the time of Closing or otherwise made available by or under the authority of any Governmental Authority (other than Port Deposit) (collectively, “Permits”) for the ownership or operation of any Facility and its Water Distribution System, including, without limitation, those Permits specified on Schedule 2.1(f) to the extent such Permits are assignable.

(g) Customers and Suppliers. All rights of Port Deposit to serve the customers now or hereafter serviced within the Service Area (collectively, the “Customers”); and all rights of Port Deposit to be served by or otherwise interact with all vendors and suppliers of Port Deposit with respect to the conduct of the operations of one or more of the Facilities or its Water Distribution System (collectively, the “Suppliers”), which Suppliers as of the date of this Agreement are identified on the attached Schedule 2.1(g).

2.2           Excluded Assets.   Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the assets identified on Schedule 2.2 shall not be part of the sale and purchase contemplated by this Agreement, are excluded from the Purchased Assets, and shall remain the property of Port Deposit immediately after the Closing (collectively, the “Excluded Assets”).

2.3           Liabilities.

(a) Assumed Liabilities. At the Closing, the Buyer will assume Liability for and agree to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all of the following (collectively, the “Assumed Liabilities”):

(i) all obligations and responsibilities to provide water service and distribution to the Service Area, and to operate and maintain in accordance with all Applicable Laws  and good practices the Purchased Assets arising from and after the Closing, including the obligation to undertake improvements and upgrades to the Facilities and Purchased Assets to keep them in good repair and condition and to support future development in the Service Area including, without limitation, the developments known as Bainbridge, the former Tome School and Granite Cliffs;

(ii) all accounts payable and trade payables accruing from and after the Closing with respect to the provision of water service and distribution;

(iii) the Assumed Contracts with respect to all periods from and after Closing (but shall not assume any Liability arising from Port Deposit’s performance or non-performance under any Assumed Contract at any time prior to the Closing, whether asserted before or after such date);

(iv) all Liabilities with respect to any Taxes first accruing immediately after the Closing and which were incurred in connection with the Buyer’s ownership or operation of the Purchased Assets;

(v) all Liabilities arising out of the ownership and/or operation of the Purchased Assets subsequent to the Closing Date;

(vi) all sales and use, transfer-related taxes, stamp, real property recordation fees or taxes and all other fees and/or costs associated with the transfer of title of the Purchased Assets from Port Deposit to the Buyer; and

(vii) all Liabilities or demands (contingent or otherwise) arising out of any Environmental Laws (as defined in Section 4.8(b) hereof) relating to contamination events as a result of the ownership and/or operation of the Purchased Assets occurring from and after the Closing Date.

 (b) Excluded Liabilities. Except for the Assumed Liabilities, the Buyer shall not assume, and shall not be deemed to have assumed by anything contained in this Agreement or otherwise, any Liability of Port Deposit whatsoever (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Buyer shall not assume, and shall not be deemed by anything contained in this Agreement or otherwise to have assumed any of the following Excluded Liabilities:

(i) all Liabilities and obligations of Port Deposit under this Agreement;

(ii) all Liabilities arising out of the operation and ownership of the Purchased Assets prior to the Closing;

(iii) all Liabilities or demands for any Taxes in respect of the Purchased Assets that are due and payable for periods at or prior to the Closing;

(iv) all Liabilities or demands arising out of any Liability or demand (whether or not asserted) or threatened or pending Litigation relating to the Purchased Assets for any period ending at or prior to the Closing;

(v) all Liabilities or demands arising out of any work or Contract that were to be performed by Port Deposit at or prior to the Closing, including, without limitation, any warranty claims relating thereto;

(vi) all Liabilities or demands, including, without limitation, for any interest, penalties, late charges, prepayment charges or termination fees relating to any Indebtedness outstanding as of the Closing, or Taxes resulting from cancellation of such Indebtedness, and all Liabilities relating to any arbitrage rebate liability, audit, examination or other enforcement action by the Internal Revenue Service or other Governmental Authority with respect to any Indebtedness of Port Deposit;

(vii) all Liabilities or demands for fees, costs or expenses incurred by Port Deposit in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated hereby (collectively, “Transaction Expenses”), including without limitation, attorneys’, accountants’ and consultants’ fees, finder’s fees, costs and expenses, regardless of when incurred;

(viii) all Liabilities or demands (contingent or otherwise) arising out of any Environmental Laws relating to contamination events with respect to the Purchased Assets occurring at any time before the Closing Date; and

(ix) all other Liens of Record, Liabilities or demands of Port Deposit arising out of or relating to the ownership, use or operation of any Facility or its Water Distribution, Treatment and Metering Systems that are not Assumed Liabilities.

2.4           Deposit, Purchase Price, Guaranty of Buyers Obligations and Other Closing Payments.

(a) Deposit. Upon its execution and delivery of this Agreement to the Town, the Buyer shall remit a deposit of Twenty Five Thousand Dollars ($25,000) (the “Deposit”) (i) which shall be retained by the Town in the event that Closing does not occur for any reason other than the Town’s inability to convey good title to the Purchased Assets free and clear of Liens of Record or Port Deposit’s election not to proceed to Closing under Section 7.11, and (ii) which, in the event of Closing, shall be applied to the Purchase Price (as hereafter defined).

(b)      Purchase Price for the Purchased Assets. In consideration of the sale, assignment, transfer, conveyance and delivery of the Purchased Assets by Port Deposit to the Buyer and in reliance on the representations, warranties, covenants and agreements made by Port Deposit in this Agreement, at the Closing, the Buyer shall: (a) pay to Port Deposit Two Hundred Fifty Thousand Dollars, $250,000, less the Deposit and any moneys owed to  Artesian Utility Development, Inc. for operating the plant and equipment prior to Closing, (b) deliver a Promissory Note in the sum of Eight Hundred Thousand Dollars ($800,000) (the “Promissory Note”) payable in four equal installments of $200,000 on the first day of July following the Closing and annually thereafter on the first day of July, and (c) assume the Assumed Liabilities.

(i)  The Buyer shall execute and deliver to Port Deposit at Closing, a Confessed Judgment Promissory Note in form and substance satisfactory to Port Deposit and its counsel for the remaining portion of the Purchase Price, payable in four equal annual installments on the first day of July following the Closing and annually thereafter on the first day of July, with interest payable annually at the rate of five percent (5%) per annum, compounded daily on the basis of 360 days per year.  The Promissory Note shall also include provision for acceleration, default interest, attorney’s fees, waiver  of jury trial and consent to service and exclusive jurisdiction in the Circuit Court for Cecil County, Maryland;

(ii)  the Promissory Note shall be secured by the Purchased Assets pursuant to a security agreement, deed of trust and financing statements (a.k.a. UCC Statements) delivered by the Buyer to the Town at Closing and in form and substance satisfactory to Port Deposit and its counsel, which shall include provisions for the waiver of jury trial and consent to service and exclusive jurisdiction in the Circuit Court for Cecil County, Maryland.

(iii) the Promissory Note shall be guaranteed by Guarantor in form and substance satisfactory to the Town and its counsel which shall also contain provision for attorney’s fees, waiver of  jury trial and consent to service and exclusive jurisdiction in the Circuit Court for Cecil County, Maryland.

(c)      Payments. All payments to be made by the Buyer shall be paid to Port Deposit via wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to the Buyer by Port Deposit not less than three (3) Business Days prior to the date due.

(d) Prorations. The parties will make customary prorations in respect of any personal or real property Taxes, rent and power and other utility charges as of the Closing Date.

(e) Allocation of Purchase Price. The Buyer and Port Deposit agree to allocate the Purchase Price (and all other capitalizable costs) among the Purchased Assets for all purposes (including financial, accounting and Tax purposes) in accordance with an allocation schedule to be agreed upon by the Buyer and Port Deposit prior to Closing. The Buyer and Port Deposit shall file all Tax Returns, reports and other documents, including an asset acquisition statement on Form 8594, required by any competent taxing authority in a timely manner consistent with the allocation set forth on such agreed schedule.  The allocation schedule shall recognize that the Purchase Price is paid in part in consideration of the Owned Real Property, the Town’s relinquishment of its water appropriation permit and support for the reissuance of the current water appropriation to Buyer pursuant to Section 11.8 hereof, and costs incurred and expected to be incurred by Port Deposit in undertaking the transactions contemplated by this Agreement and in serving as the collector of future connection fees pursuant to Section 2.5 hereof.  The Allocation Schedule shall further recognize that Buyer is committed to undertake repairs or upgrades to the physical plant and equipment at its own cost in order to comply with environmental laws and in order to provide service to existing and future customers in the Service Area, including without limitation service to the former Bainbridge Naval Site pursuant to Section 7.3 (b) hereof.

2.5      Connection Charges.  Port Deposit shall collect and remit to Artesian its tariffed connection charges as approved by the Maryland Public Service Commission for new connections to the water system within the Service Area.  Connection charges shall be collected by the Town at issuance of a building permit and collected connection fees shall be remitted by the Town to Artesian by the 10th day of each month following which such collections occur.  The Town may impose, by ordinance or law, collect and retain up to an additional $600 per connection for up to 4,545 new connections within the Service Area as an administrative charge for its services.  In the event the Buyer waives, in whole or in part, the payment of water connection fees for any subsequent user, the Town will nonetheless be entitled to collect $600 per each new wastewater connection for up to 4,545 new connections within the Service Area as an administrative fee.

ARTICLE III
CLOSING

3.1           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at Port Deposit's administrative offices in Port Deposit, Maryland, commencing at 10:00 a.m. local time on the earlier of (i) five (5) Business Days after the satisfaction or waiver of all of the conditions to Closing of Port Deposit and the Buyer set forth in Article X and Article XI, respectively, of this Agreement, or (ii) May 31, 2010; provided, however that if the condition to Closing set forth in Section 11.4 of this Agreement shall not have been satisfied on or prior to May 31, 2010, the date set forth in clause (ii) shall be such subsequent date that the Buyer and Port Deposit shall mutually agree upon and that is not more than thirty (30) calendar days following the receipt of the approval of a franchise agreement from Cecil County for the operation of the Water Distribution System by Buyer and approval of the Maryland Public Service Commission (the “PSC”) of the transactions contemplated by this Agreement and the customer rates to be charged by the Buyer based on cost of service principles for those Customers served by the Facilities and the satisfaction of all other conditions precedent set forth in Article XI hereof. The date of the Closing is herein referred to as the “Closing Date.”

3.2           Closing Deliveries.

(a) At the Closing (or on dates provided herein), Port Deposit shall deliver, or cause to be delivered, to the Buyer each of the following, each of which shall be in form and content reasonably acceptable to Buyer, Port Deposit, and their respective counsel:

(i) a General Assignment and Bill of Sale respecting the  Purchased Assets in AS IS condition (other than fee simple ownership of Owned Real Property) to the Buyer in substantially the form of Exhibit A attached hereto (the “Bill of Sale”) duly executed by Port Deposit;

(ii) a Deed for the Owned Real Property in substantially the form of Exhibit B attached hereto (the “Deed”), duly executed by Port Deposit;

(iii) an Assignment and Assumption Agreement respecting the Assumed Contracts and, to the extent transferable, the Permits and Port Deposit's rights with respect to the Customers and Suppliers and the Easements in substantially the form of Exhibit C attached hereto (the “Assignment and Assumption Agreement”), duly executed by Port Deposit, subject to the retained right of the Town and its assigns to the ongoing use of said Easements for the collection, distribution and provision of waste water services and for the provision of public services, as an easement in common;

 (iv) all original certificates of title, manufacturer’s statements of origin, bills of sale or other similar title documents for the non-real estate Purchased Assets that are in the possession of Port Deposit, duly endorsed for transfer, provided that if Port Deposit shall be unable to deliver to the Buyer any original certificate of title, manufacturer’s statement of origin, bill of sale or other similar title document in respect of any Plant, Property and Equipment included in the Purchased Assets, Port Deposit will deliver a bill of sale or similar title document to the Buyer, in form and substance satisfactory to the Buyer in its sole discretion, with respect to each such item of Plant and Equipment or cooperate with the Buyer’s reasonable requests to obtain any replacement certificate of title or similar title document;

(v) all Permits listed on Schedule 2.1(f), to the extent transferable;

(vi) all Required Consents (as defined below in Section 10.4) to be obtained or made by Port Deposit;

(vii) a correct and complete list of the Customers of Port Deposit as of the Closing Date;

(viii) the certificates and resolutions required by Sections 11.1 and 11.2;

(ix) a resolution evidencing the approval by the Mayor and Town Council of Port Deposit of the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby;

(x) duly executed payoff statements in respect of the Indebtedness of Port Deposit as of the Closing from all the lenders thereof and other parties holding a Lien of Record (or a Lien identified by Port Deposit or Buyer prior to Closing) in any of the Purchased Assets, all in form and substance reasonably acceptable to the Buyer (the “Payoff Letters”) it being understood that the closing agent shall be responsible for remitting such portion of the funds received by the Town at Closing in discharge of any such Liens and that the Buyer shall be responsible for the filing of UCC-3 termination statements, lien releases or such other release and termination instruments following said payment(s) and shall provide copies thereof to the Town. Port Deposit shall provide all authorizations for such filings that are required under Applicable Law.

(xi) an Option Agreement for the Booster Station Parcel.

(xii) such other documents and instruments as may be reasonably necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

(xiii) Except for the express representations and warranties set forth herein, the Town hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning the nature and condition of the Purchased Assets and title thereto, and the existence of any environmental condition with respect thereto, or the compliance of such Purchased Assets with applicable laws, rules or regulations. Artesian MD acknowledges that it has had an opportunity to inspect the Purchased Assets and title thereto and that it is relying on its own investigation thereof.

(b) At the Closing, the Buyer shall deliver, or cause to be delivered, each of the following:

(i) the Bill of Sale duly executed by the Buyer;

(ii) the Assignment and Assumption Agreement duly executed by the Buyer;

(iii) a second Assignment and Assumption Agreement with respect to the Buyer’s assumption of the MWQFA Obligations (as hereinafter defined), if applicable under Section 7.11 hereof in form and substance satisfactory to Port Deposit and the MWQFA;

(iv) The Promissory Note

(v)  The Second Promissory Note, if applicable under Section 7.11 hereof;

(iv) The Guaranty of the Guarantor with respect to the Promissory Note and the Second Promissory Note, if applicable under Section 7.11 hereof;

 (v)  Such security or collateral agreements, deeds of trust, assignments, UCCs or other documents as necessary to convey and secure unto Port Deposit interest and rights in and to the collateral supporting the Buyer’s post-closing payment obligations.

(vi)The certificates required by Sections 10.1 and 10.2;

(vii) Certificates signed by the Secretary or Assistant Secretary of the Buyer and Guarantor certifying the truth and correctness of attached copies of the certificate of incorporation and bylaws, and that the board of directors of the Buyer and the Guarantor has approved the execution, delivery of this Agreement, the Transaction Documents to which each is a party and the consummation of the transactions contemplated hereby; and

(viii)  Certificates, dated as of a date no earlier than three days prior to the Closing Date, duly issued by the applicable Governmental Authority in the State of Delaware, showing that each of the Buyer and the Guarantor is in good standing and authorized to do business in such jurisdiction.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PORT DEPOSIT

Port Deposit makes the following representations and warranties to the Buyer. Each of the following representations and warranties, and each part thereof, shall be read and qualified as being true and correct as of the date hereof (whether or not any of the same specifically refer to such qualification). The continued truth and correctness of the same, as of the Closing Date, shall be a condition precedent of the obligation of the Buyer to proceed with Closing on the Closing Date.

4.1           Authority and Validity.  The execution and delivery by Port Deposit, the performance by Port Deposit under, and the consummation by Port Deposit of the transactions contemplated by, this Agreement has been, and each of the agreements, instruments and documents contemplated hereby (the “Transaction Documents”) to which Port Deposit is a party will be, duly and validly authorized by all required action by or on behalf of Port Deposit. This Agreement has been, and each of the Transaction Documents to which Port Deposit is a party will be, duly and validly executed and delivered by Port Deposit, and constitutes the valid and legally binding obligation of Port Deposit, enforceable against Port Deposit in accordance with its respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

4.2           No Conflict; Required Consents.  Except for, and subject to receipt of, the Required Consents, listed on Schedule 4.2 neither the execution and delivery of this Agreement or any of the Transaction Documents, nor the carrying out of any of the transactions contemplated hereby, will (a) result in any violation of, or be in conflict with, Port Deposit's powers or authority under applicable laws, (b) result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any Lien of Record upon any of its properties or assets pursuant to any Permit or any Contract to which Port Deposit is a party or by which it or any of the Purchased Assets are bound or affected, or (c) result in any violation of, or be in conflict with, any Applicable Law or Permit applicable to Port Deposit or by which the Purchased Assets are bound or affected.

4.3           Intentionally Left Blank

4.4           Title to and Condition of Purchased Assets.

(a) To Port Deposit's Knowledge the Purchased Assets constitute all assets, properties and rights (in each case whether real or personal or tangible or intangible) necessary for Artesian MD to conduct the operations of the Facilities, the Water Distribution, Treatment and Metering Systems after the Closing as they are each presently being conducted.

(b) To Port Deposit's Knowledge, Port Deposit has good, marketable, valid and legal title to, or a valid leasehold interest in, or a valid license to use, all of the Purchased Assets (in each case whether real or personal or tangible or intangible) used by Port Deposit in the operations of the Facilities and the Water Distribution, Treatment and Metering Systems or located on any property owned, leased or used by Port Deposit, free and clear of all Liens of Record.  Port Deposit will use reasonable efforts to make diligent inquiry to identify and disclose all Liens not of record related to the Purchased Assets at least fifteen (15) days prior to Closing.

(c) All of the Plant and Equipment are in fair condition and repair, ordinary wear and tear excepted, and, to the best of Port Deposit’s Knowledge, have been maintained and repaired in a workmanlike manner in accordance with industry standards.

4.5           Real Property.

(a) To Port Deposit's Knowledge,

(i) Port Deposit does not own or otherwise hold in fee simple any real property used and useful in the conduct of the operations of any Facility or its Water Distribution, Treatment and Metering Systems  other than the Owned Real Property; and

(ii) Except as described on Schedule 4.5(a), Port Deposit owns in its sole capacity good, marketable, valid and legal fee simple title to the Owned Real Property, and easements by instruments or right of law through which the Facilities run or are situate, subject to no Liens of Record other than (A) real property taxes that are not due and payable as of the Closing Date, (B) use and occupancy restrictions of public record that are generally applicable to properties in the immediate neighborhood or the subdivision in which such Owned Real Property is located and (C) a notice of lien filed by the Maryland Environmental Service on or about November 20, 2008 which Port Deposit deems to be flawed. As a condition precedent to Closing Port Deposit will be required to obtain the release of this Notice of Lien or to obtain its judicial nullification.  Port Deposit will use reasonable efforts to make diligent inquiry to identify and disclose all Liens not of record related to the Owned Real Property at least fifteen (15) days prior to Closing.

(b) To Port Deposit's Knowledge,

(i) Port Deposit does not lease any real property or have a right to access or use any other real property (except by license or easement) used and useful in the conduct of the operations of any Facility, except as described on Schedule 2.1(c) (“Leased Property”);

(ii) Port Deposit has a valid and enforceable leasehold interest or easement in each Leased Property and Easement, respectively, listed on Schedule 2.1(c), free and clear of all Liens of Record; and

(iii) none of the lease agreements for the Leased Property or Easements will terminate as a result of the execution and delivery of this Agreement or any of the Transaction Documents nor the consummation of the transactions contemplated hereby.

(c) To Port Deposit's Knowledge, the Owned Real Property, the Leased Property and Easements comprise all of the real property interests necessary for the Buyer to operate the Facilities and the Water Distribution, Treatment and Metering Systems after the Closing as they are each presently being conducted by Port Deposit and they will each be conducted by Port Deposit on the Closing Date.

4.6           Contracts.  Port Deposit is not a party to any Contract necessary to or otherwise used in the operation of the Facilities or the Water Distribution, Treatment and Metering Systems other than the Contracts set forth on Schedule 2.1(d). True and complete copies, or, in the case of oral Contracts, written summaries of all Assumed Contracts have been delivered to the Buyer. All Assumed Contracts are in full force and effect and constitute the valid, legal, binding and enforceable obligation of Port Deposit, and, to Port Deposit’s Knowledge, the counterparties thereto in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar applicable laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies. No act or omission has occurred which, through the passage of time or the giving of notice, or both, would with respect to any Contract set forth on Schedule 2.1(d): (a) constitute a material default under any such Contract or cause the acceleration of any obligations of Port Deposit thereunder, (b) result in the creation of any Lien of Record on any of the Purchased Assets, or (c) give rise to or result in the automatic termination thereof. Except as set forth on Schedule 4.6, Port Deposit has not been notified that any party to any Assumed Contract that it intends to cancel, terminate, not renew or not to exercise an option to renew under any Assumed Contract, whether in connection with the transactions contemplated hereby or otherwise and no such action has been threatened or contemplated.

4.7           Litigation.  To Port Deposit’s Knowledge there exist no outstanding Orders of any Governmental Authority involving the Purchased Assets. Port Deposit has no Knowledge of the existence of any Litigation and there are no other actions, suits, or legal, administrative or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to Port Deposit’s Knowledge, threatened against or involving the Purchased Assets, and no material Claims have been instituted or, to Port Deposit’s Knowledge, threatened against or involving the Purchased Assets.

4.8           Environmental.

(a) To Port Deposit’s Knowledge none of the Owned Real Property or real property subject to any of the Easements (all, collectively, the “Real Property”) is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation, Liability Information System (“CERCLIS”) or any similar state list, or is or has been the subject of any “Superfund” evaluation or investigation, or any other investigation or proceeding of any Governmental Authority or unaffiliated third party (each, a “Third Party”) or of Port Deposit evaluating whether any remedial action is necessary to respond to any release of any Hazardous Substance, pollutant or contaminant on or in connection with such Real Property.

(b) To Port Deposit’s Knowledge, Port Deposit has received no notice, written or otherwise, which remains outstanding or unresolved, to the effect that the Facilities and the Water Distribution, Treatment and Metering Systems are not being operated in compliance in all material respects with all Applicable Laws concerning the protection of the public health, public safety or the environment (“Environmental Laws”). To the Knowledge of Port Deposit, Port Deposit has received no notice, written or otherwise, which remains outstanding or unresolved, (i) (A) alleging that Port Deposit or any of its agents is liable under any Environmental Law, or (B) ordering Port Deposit or any of its agents to remedy or recommending that Port Deposit or any of its agents remediate, any environmental damage to any Real Property or modify or upgrade its assets to comply with Environmental Laws, and (ii) to Port Deposit's Knowledge, no such claims or notices are threatened or pending.

(c) To Port Deposit’s Knowledge, there are no violations of Environmental Laws, which remain unremedied or unresolved, respecting the release or threatened release of any Hazardous Substance, pollutant or contaminant to any soil, groundwater, surface water, building component, wastewater, air or other media on or from any Real Property during the ownership, occupation or use of such Real Property by Port Deposit or any of its agents.

(d) Except as set forth on Schedule 4.8(d), there are no and have not been any underground storage tanks, above-ground storage tanks, underground piping (except for water or sewer), asbestos-containing materials, polychlorinated biphenyls or Hazardous Substances used, stored, treated or disposed of at any Real Property.

(e) Schedule 4.8(e) lists all environmental audits, assessments or reports and any other written information concerning Port Deposit’s actual or potential liability under any Environmental Law (collectively, “Environmental Reports”) in the possession or control of Port Deposit or any of its agents, including, without limitation, all Phase I, II and III environmental assessment reports with respect to the Real Property in the possession or control of Port Deposit or any of its agents. A true and complete copy of each Environmental Report listed on Schedule 4.8(e) has previously been delivered by Port Deposit to the Buyer.

4.9           Taxes; Rebates.

(a) Port Deposit has no unpaid liability for Taxes required to have been paid with respect to any taxable periods ending on or prior to the Closing Date.

(b) Port Deposit has no unpaid liability for any rebates or penalties in lieu of rebates pursuant to Section 148 of the Code and with respect to the Bonds, which evidences indebtedness (the "Bond Indebtedness") of Port Deposit to the Maryland Water Quality Financing Administration with respect to capital improvements to the Purchased Assets (such Bond Indebtedness being evidenced by Port Deposit's note, loan agreement and other related agreements (the "Related Bond Documents")), other than the MWQFA Obligations referenced in Section 7.11 hereof.

(c) Port Deposit has filed or will cause to be timely filed all filings to be made with the Internal Revenue Service or any other Governmental Authority in respect of the Bonds required to have been filed prior to or with respect to any periods ending on or prior to the Closing Date.

(d) Port Deposit has not made or permitted to be made any use of the proceeds of the Bonds that has caused or would cause the Bonds to be “arbitrage bonds” within the meaning of Section 148 of the Code. Port Deposit has complied with the provisions of Section 148 that are applicable to the Bonds.

(e) (i) No deficiency for any amount of rebates or penalties in lieu of rebates has been asserted or assessed by the Internal Revenue Service or any other Governmental Authority with respect to the Bonds; (ii) no notice of audit or possible assessment has been received by Port Deposit from the Internal Revenue Service or any other Governmental Authority with respect to the Bonds, and (iii) Port Deposit has not agreed to any waiver or extension of the statute of limitations applicable to the imposition, assessment or collection of any rebate or penalties in lieu of rebate with respect to the Bonds.

4.10           Compliance with Applicable Laws; Permits.

(a) To Port Deposit's Knowledge, Port Deposit has received no notice, written or otherwise, which remains unremedied or unresolved, respecting any violation by Port Deposit or its agents of any Applicable Law applicable to the operations of one or more of the Facilities or the Water Distribution, Treatment and Metering Systems as they are currently conducted or the other Purchased Assets as currently operated. Port Deposit has timely paid all applicable fees, including registration fees and maintenance fees, if any, required by any Governmental Authority to maintain the Permits in good standing.

(b) Schedule 2.1(f) lists all Permits that are used by Port Deposit in the ownership, maintenance or operation of the Purchased Assets, as presently owned, maintained or operated. A true and complete copy of each Permit listed on Schedule 2.1(f) has previously been delivered by Port Deposit to the Buyer. To Port Deposit's Knowledge, all such Permits are in full force and effect, and Port Deposit has received no notice, written or otherwise, of default, suspension, revocation, or cancellation of any Permit from any Governmental Authority. To Port Deposit's Knowledge, the Permits listed in Schedule 2.1(f) are all of the Permits necessary for Port Deposit to conduct the operations of the Facilities, the Water Distribution, Treatment and Metering Systems and the other Purchased Assets as currently conducted.

4.11           Employees and Employee Benefits.

(a) There are no employees of Port Deposit whose primary responsibilities are in respect of the operations of one or more of the Facilities, the Water Distribution, Treatment and Metering Systems or the other Purchased Assets. To Port Deposit's Knowledge, Port Deposit is, in respect of the operations of the Facilities, the Water Distribution, Treatment and Metering Systems or the other Purchased Assets, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice.

(b) To Port Deposit’s Knowledge, the consummation of the transactions contemplated by this Agreement will not entitle any employee to severance pay, unemployment compensation or any similar payment, or accelerate the time of payment or vesting, or increase the amount of any compensation due to, or in respect of, any employee.

(c) As of the Closing Date and for a period of at least three (3) years prior thereto, Port Deposit has not been a party to any labor and collective bargaining agreements with any employees whose responsibilities are in respect to the operations of the Facilities, the Water Distribution, Treatment and Metering Systems or the other Purchased Assets.

4.12           Undisclosed Liabilities.  Port Deposit has no material liabilities or obligations of any type (whether accrued, contingent, unliquidated or otherwise and regardless of when asserted) arising out of or which could reasonably be expected to arise out of any acts or omissions relating to Port Deposit or the ownership or operations of the Facilities, the Water Distribution, Treatment and Metering Systems or the other Purchased Assets at or prior to the date hereof, or at or prior to the Closing Date, other than liabilities set forth on Schedule 4.12.

4.13           Service Area and Customers. Port Deposit has valid and enforceable rights to use and access the Service Area as now existing and to use, access, operate and otherwise conduct the operation of the Purchased Assets located within the Service Area as now existing, including the right to access and maintain the Purchased Assets located within said Service Area. To Port Deposit's Knowledge, there is no pending Litigation by any Person involving Port Deposit’s ability to provide services or otherwise conduct the operations of the Facilities and the Water Distribution, Treatment and Metering Systems or to access its properties or assets within, on or under the Service Area, including, without limitation, any Litigation by Port Deposit to annex or condemn all or any portion of the assets or properties of another Person within the Service Area.

4.14           Absence of Material Adverse Change.  Since July 1, 2009, there has been no Material Adverse Change or, to Port Deposit’s Knowledge, any event or circumstance, or liability or obligation of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise), that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.

4.15           Customer and Supplier Relationships.  Schedule 2.1(g) lists all of the Suppliers of Port Deposit as of the date hereof, which Schedule 2.1(g) will be updated prior to the Closing to list all of the Suppliers as of the Closing Date. Except as set forth on Schedule 4.15, Port Deposit has not received any written notice from any Customer or Supplier regarding its intent to, or its attempt or threat to, cancel its Contract or its other relationship with Port Deposit or to substantially reduce its purchases from Port Deposit or its sales to Port Deposit, as the case may be, whether as a result of the transactions contemplated by this Agreement or otherwise. To Port Deposit’s Knowledge, Port Deposit is not engaged in any disputes with any Customer or Supplier the outcome of which could result in a Material Adverse Change.

4.16           No Brokers.  Neither Port Deposit or any Person acting on behalf of Port Deposit nor any Representative of Port Deposit has agreed to pay a commission, finder’s or investment banking fee, or similar payment in connection with this Agreement or any matter related hereto to any Person, nor has any such Person taken any action on which a claim for any such payment could be based, other than payments for which the Buyer will have no liability or obligation.

4.17           Disclosure.  All agreements, schedules, exhibits, certificates or reports furnished or to be furnished to the Buyer by or on behalf of Port Deposit in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects. None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules and certificates furnished by Port Deposit to the Buyer pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.18           No Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV, Port Deposit makes no other representations or warranty with respect to Port Deposit, the Facilities, the Purchased Assets, the Bonds or the Related Bond Documents.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND THE GUARANTOR

Each of the Buyer and the Guarantor make the following representations and warranties to Port Deposit. Each of the following representations and warranties, and each part thereof, shall be read and qualified as being made only to the Buyer's and the Guarantor’s Knowledge, as being true and correct as of the date hereof (whether or not any of the same specifically refer to such qualification). The continued truth and correctness of the same, as of the Closing Date, shall be a condition precedent of the obligation of Port Deposit to proceed with Closing on the Closing Date.

5.1           Organization and Good Standing.  The Buyer and the Guarantor are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer and the Guarantor both have full corporate power and authority to own its properties and carry on its business as it is now being conducted.

5.2           Authority and Validity.  The execution and delivery by the Buyer and the Guarantor, and the performance by the Buyer and the Guarantor under, and the consummation by the Buyer and the Guarantor of the transactions contemplated by, this Agreement and the Transaction Documents to which the Buyer and/or the Guarantor is a party, have been duly and validly authorized by all required corporate action by or on behalf of the Buyer and the Guarantor  This Agreement has been, and all Transaction Documents to which the Buyer and the Guarantor are a party will be, duly and validly executed and delivered by the Buyer and the Guarantor and constitute valid and binding obligations of the Buyer and the Guarantor, enforceable against the Buyer and/or the Guarantor in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws now or hereafter in effect relating to the enforcement of creditors’ rights generally or by principles governing the availability of equitable remedies.

5.3           No Violation.  There is no legal action, proceeding or investigation pending or, to the knowledge of the Buyer or the Guarantor, threatened against the Buyer or the Guarantor, nor is there any Judgment outstanding against the Buyer or the Guarantor or to or by which the Buyer or the Guarantor is subject or bound that materially adversely affects the ability of the Buyer or the Guarantor to consummate any of the transactions contemplated hereby.

5.4           Consents.  Except for and subject to the receipt of the Required Consents, no consent, approval, permit, authorization of, declaration to or filing with any Governmental Authority or any other Person on the part of the Buyer or the Guarantor is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

5.5           No Brokers.  Neither the Buyer, the Guarantor nor any Person acting on behalf of the Buyer or the Guarantor has agreed to pay a commission, finder’s fee, investment banking fee or similar payment in connection with this Agreement or any matter related hereto nor has the Buyer or the Guarantor taken any action on which a claim for any such payment could be based.

5.6           Disclosure.  None of the representations and warranties set forth in this Agreement (as modified by the disclosure schedules thereto), the schedules and certificates furnished by the Buyer or the Guarantor to Port Deposit pursuant hereto, taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.

5.7           No Other Representations and Warranties.  Except for the representations and warranties contained in this Article V, the Buyer or the Guarantor makes no other representations or warranty with respect to the Buyer.

ARTICLE VI
PRE-CLOSING COVENANTS
During the period from the date of this Agreement through and including the Closing Date:

6.1           Conduct of Business Pending Closing.

           (a)           Artesian Utility Development, Inc.  shall continue to conduct the operations of the Facilities, the Water Transmission System and the other Purchased Assets according to its ordinary and usual course of business and Port Deposit will preserve intact the Purchased Assets and agrees that except as set forth in Schedule 6.1, or as a result of ordinary wear and tear in the ordinary course of business, or as may be first consented to by Buyer in writing, during the period from the date of this Agreement through and including the Closing Date, Port Deposit will not sell, lease, transfer, assign or convey any Purchased Assets, amend modify, cancel or terminate any Assumed Contract, will not amend any Tax Return and will otherwise maintain satisfactory relationships with respect to the Purchased Assets with other Governmental Authorities, Suppliers, agents, Customers, and others having relationships with Port Deposit in respect of the operations of the Facilities, the Water Distribution, Treatment and Metering Systems or the other Purchased Assets.  In addition, Port Deposit shall promptly notify the Buyer in writing of any notice or other communication that it receives (written or oral) respecting any Litigation or Audit involving or affecting the Purchased Assets.  Without limiting the foregoing and except as set forth on Schedule 6.1 or as may be first consented to by Buyer in writing, Port Deposit shall not:

(a) enter into any Contract other than with Customers or Suppliers in the ordinary course of business substantially as conducted heretofore;

(b) cause any Material Adverse Change or perform or not perform any action the performance or non-performance of which would reasonably be expected to result in a Material Adverse Change;

(c) make any loan or advance to any Customer, Supplier or employee whose responsibilities involve the operation of the Purchased Assets, other than for services provided to Customers on credit or advances to employees under a Benefit Plan, in each case, in the ordinary course of business consistent with past practice;

(d) (i) incur any Indebtedness in respect of the Purchased Assets, except expenses and current liabilities incurred in connection with or for services rendered or goods supplied in the ordinary course of business or obligations or liabilities incurred by virtue of the execution of this Agreement, or (ii) create any Lien on any Purchased Assets;

(e) cancel, waive or release any debt, right or claim in respect of the Purchased Assets or the ownership or operation thereof, except, in each case, in the ordinary course of business consistent with past practice;

(f) change the accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by Port Deposit involving or affecting the Purchased Assets or the ownership or operation thereof;

(g) make any capital expenditure or commitment therefore for which the Buyer will be liable at or following the Closing;

(h) make, revoke or change any Tax election, or settle any matter relating to Taxes involving or affecting the Purchased Assets or the ownership or operation thereof or any matter relating to rebates or penalties in lieu of rebates involving or affecting the Bonds;

(i) take any action that if taken after the date of this Agreement would constitute a variance from or breach of the representations and warranties set forth in Article IV of this Agreement.

6.2           Supplements to Schedules.  Port Deposit, on the one hand, and the Buyer, on the other, shall promptly give to the other notice with respect to any matter or change hereafter arising which, if existing or occurring on or before the date hereof, would have been required to be set forth or described in any of the Schedules hereto or which is necessary to correct or make the representations and warranties contained herein correct and complete as of the Closing Date and shall supplement or amend the Schedules hereto as appropriate with respect to such matters. If at any time at or prior to the Closing Port Deposit discloses pursuant to this Section 6.2 any such change that constitutes a Material Adverse Change, or relates to any material and adverse events, facts or circumstances, then the Buyer shall have the right and option, exercisable at any time prior to Closing, to terminate this Agreement upon giving written notice to Port Deposit or, alternatively, to accept the disclosure in exchange for indemnification by Port Deposit in respect thereof on terms mutually acceptable to Buyer and Port Deposit.

Section 6.3                      Access and Cooperation; Results of Due Diligence Investigation.

(a) Port Deposit shall provide the Buyer and its Representatives with all information that the Buyer may reasonably request in connection with this Agreement and the transactions contemplated hereby in auditable form. Upon reasonable prior notice, Port Deposit shall provide the Buyer and its Representatives with access during regular business hours to the Purchased Assets and the Books and Records relating to the Purchased Assets, Customers and Suppliers of Port Deposit. Port Deposit and its Representatives will also cooperate with the Buyer and its Representatives, including the Buyer’s auditors and counsel, in the Buyer’s due diligence investigation of the Purchased Assets (including, without limitation, a title review or in obtaining title opinions satisfactory to the Buyer as to Port Deposit’s rights, title or interest in and to the Owned Real Property, the Easements, the Leased Property and the Plant and Equipment) and any Liabilities in respect thereof and the Liabilities or obligations of Port Deposits or other Indebtedness of Port Deposit involving or affecting the Purchased Assets. In addition, Port Deposit and its Representatives will cooperate with the Buyer and its Representatives in the preparation of any documents or other materials required in connection with the transactions contemplated by this Agreement. Port Deposit and the Buyer shall also use their respective reasonable efforts to satisfy all conditions to Closing and all other matters relating to the consummation of the transactions contemplated by this Agreement and the Transaction Documents. Port Deposit and the Buyer shall cooperate with each other in connection with any filings with any other Governmental Authority, including, without limitation, all filings with the PSC and Cecil County, and shall use their reasonable efforts to furnish to each other all information required for any such filing to be made with any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) If in the course of the Buyer’s due diligence investigation, the Buyer discovers or identifies any Purchased Assets that are not in fair condition or repair (ordinary wear and tear excepted), defects of title, defects or impediments in the right to use, or Liens of Record or Liabilities other than the Liens or Liabilities disclosed by Port Deposit in the Disclosure Schedules attached hereto with respect to, any of the Purchased Assets, or Indebtedness, prior to the Closing and promptly following discovery or identification thereof, the Buyer shall notify Port Deposit of such deficiencies in condition, defects of title, defects or impediments to use, Liens or Liabilities or Indebtedness discovered or otherwise identified by the Buyer in the course of its due diligence investigation. Promptly following receipt of such notice from the Buyer and prior to the Closing, Port Deposit shall notify the Buyer as to whether it intends to elect to use its commercially reasonable efforts to repair, or remove or otherwise correct all defects of title or defects or impediments in the right to use, any of the Purchased Assets so discovered or identified by the Buyer or to satisfy and discharge or obtain and, if applicable, file with the appropriate Governmental Authority, duly executed release agreements, termination statements, lien releases or such other release and termination instruments with respect to any and all such Liens or Liabilities or Indebtedness so discovered or identified by the Buyer. Port Deposit shall be under no obligation to make any such election, provided that, (i) Port Deposit shall be obligated to take action to satisfy and discharge any Indebtedness and to remove or release any Lien or Liability with respect to any of the proposed Purchased Assets to the extent that any such Indebtedness may be satisfied and discharged or such Lien or Liability may be removed or released solely by the payment of money (in which case Port Deposit shall be obliged to take action to make such payment and to satisfy and discharge such Indebtedness or to remove or release such Lien or Liability, as the case may be, not later than the Closing Date), but otherwise subject to the terms, conditions and limitations set forth in Article XII if deficiencies in condition, defects of title, defects or impediments in the right to use or Liens or Liabilities have not been or will not be via Closing respectively satisfied or released, in each case, as determined by the Buyer in its sole discretion, then the Buyer shall have the right and option, exercisable by written notice at any time at or prior to Closing, (w) to exclude one or more of such assets from the Purchased Assets (which assets the Buyer shall identify in writing to Port Deposit) and to reduce the Cash Purchase Price to be paid to Port Deposit by the amount of the net asset value ascribed to each such asset, (x) solely with respect to such Purchased Assets for which the Buyer shall determine that Port Deposit shall not convey to the Buyer good, marketable, valid and legal title, and subject to the agreement of Port Deposit, to accept indemnification from Port Deposit in respect of all Liabilities of the Buyer arising out of or relating to such defects of title, notwithstanding any provisions to the contrary in Section 12.1 of this Agreement, or (y) to terminate this Agreement. If the Buyer elects to exclude any asset from the Purchased Assets pursuant to clause (w) of the foregoing sentence, the Buyer hereby waives any right to indemnification or other remedies available to the Buyer under this Agreement with respect to any inaccuracies in or breaches of the representations and warranties contained in this Agreement with respect to each such asset that is excluded from the Purchased Assets.

6.4           Application for PSC And Other Approvals.  Not later than three (3) weeks after the execution of this Agreement by both parties, the Buyer will prepare and submit all necessary applications to the PSC, the Susquehanna River Basin Commission, the Maryland Department of the Environment, Cecil County and any other entity or governmental authority whose authorization is needed for the approval of the transactions contemplated by this Agreement, the issuance of necessary permits and approvals, and/or the customer rates to be charged by the Buyer; said rates to based on cost of services principles for those Customers served by the Facilities and the limitations set forth in this Agreement.

6.5           Exclusive Dealing.  In consideration of the Deposit, Port Deposit shall deal exclusively with Buyer concerning sale of the Purchased Assets until Closing or termination of this Agreement.

6.6           Compliance with Bulk Transfer Act.  If the parties determine that all or any part of the transactions contemplated in this Agreement constitute a bulk transfer subject to the provisions of Title 6 of the Commercial Law Article of the Annotated Code of Maryland then, on or before the fifteenth (15th) day prior to the anticipated date of the Closing, Port Deposit shall deliver to the Buyer a statement (the “Bulk Transfer Statement”) containing each and every item of information that is required to be included in a notice to creditors under the provisions of Section 6-107 of the Commercial Law Article of the Annotated Code of Maryland. Port Deposit hereby jointly and severally represent, warrant and covenant that the information set forth in the Bulk Transfer Statement shall be accurate and complete at and as of the date delivered and at and as of the Closing. The Buyer shall then submit a notice to all creditors specified in the Bulk Transfer Statement and to the Comptroller of the State of Maryland at least ten (10) days prior to Closing. If any creditor (or the Comptroller) asserts a claim in response thereto prior to Closing, Port Deposit shall, at Closing, pay and discharge all such claims to the applicable creditor.

6.7           Cooperation Obtaining Approvals from Governmental Authorities.  From the date of this Agreement through the Closing Date, upon request by the Buyer, Port Deposit shall support in writing and otherwise reasonably cooperate with the Buyer to assist the Buyer in the obtaining of, any authorizations or other Permits, including a franchise, from any Governmental Authority sought by the Buyer in connection with this Agreement or the transactions contemplated hereby.

ARTICLE VII
POST-CLOSING COVENANTS

7.1           Payment of Taxes and Rebates; Audits.  From and after the Closing through and including the date that is the seventh (7th) anniversary of the Closing Date, Port Deposit and the Buyer shall cooperate fully with each other and make available or cause to be made available to each other in a timely fashion such data relating to Taxes, prior Tax Returns, rebates or penalties in lieu of rebates with respect to the Bonds pursuant to Section 148 of the Code, filings with the Internal Revenue Service or other Governmental Authorities in respect of Taxes or the Bonds and other information as may be reasonably requested for the preparation by the Buyer or Port Deposit of any Tax Returns or other filings with the Internal Revenue Service or other Governmental Authorities in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof), elections, consents or certificates required to be prepared and filed by the Buyer or Port Deposit and any audit or other examination by the Internal Revenue Service or any Governmental Authority, or judicial or administrative examination, proceeding or other enforcement action relating to liability for Taxes or in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof) by the Internal Revenue Service or other Governmental Authority (each, an “Audit”). The Buyer and Port Deposit will each retain and provide to the other party all Books and Records and other information which may be relevant to any such Tax Return or filings with the Internal Revenue Service or other Governmental Authorities in respect of the Bonds (or rebates or penalties in lieu of rebates in respect thereof), Audit or determination, and will each provide the other party with any final determination of any such Audit or determination that affects any amount required to be shown on any Tax Return of the other party for any period.  Without limiting the generality of the foregoing, each of the Buyer and Port Deposit shall retain copies of all Tax Returns or other filings with the Internal Revenue Service, supporting work schedules and other records relating to tax or other reporting periods or portions thereof ending prior to or on the Closing Date.

7.2           Access to Books and Records.  From and after Closing, Port Deposit will give the Buyer and its Affiliates such access to the Books and Records and other documents relating to the Purchased Assets in the possession of Port Deposit or its agents relating to the periods ending at or prior to the Closing and reasonable access during normal business hours to such individuals as were elected or appointed officials, officers, boards, commissions, commissioners, agents, employees or other service providers of Port Deposit during any periods ending at or prior to the Closing and who are employees of Port Deposit or its agents as of the date of such request as the Buyer shall reasonably request as necessary for the preparation of the Tax filings of the Buyer or its Affiliates and to defend or prosecute any Litigation. Port Deposit and its agents shall maintain all such Books and Records and other documents for a period of at least seven (7) years or as otherwise required by Applicable Laws. From and after the Closing, the Buyer will give Port Deposit and its agents such access to any Books and Records relating to the periods ending at or prior to the Closing within the possession or control of the Buyer or its Affiliates and reasonable access during normal business hours to such individuals as were employees of Port Deposit during any periods ending at or prior to the Closing and who are employees of the Buyer as of the date of such request as Port Deposit and its agents shall reasonably request as necessary for the preparation of reports of Port Deposit required by Applicable Laws or to prosecute any Litigation. The Buyer shall maintain all such Books and Records for a period of at least seven (7) years or as otherwise required by Applicable Laws.

7.3           Buyer to Provide Ongoing Potable Water and Water Treatment, Distribution and Metering Services.  As part of its Assumed Liabilities hereunder, the Buyer shall from the date of Closing forward, provide potable water and all necessary water treatment, distribution and metering services to the Town, its residents, citizens, property owners and businesses in the Service Area, as now existing or hereafter expanded by annexation or otherwise under the following conditions:

(a) The obligation to provide such services shall not be assignable to any third party, absent prior written consent by the Town, which shall not be unreasonably withheld.

(b) The Buyer shall undertake such repairs or upgrades to the Purchased assets and Water Distribution, Treatment and Metering Systems so as to comply with all Applicable Laws and to provide all necessary potable water and delivery to service customers within the Service Area, as now existing or hereinafter expanded, including without limitation for the full development of the former Bainbridge Naval site concurrent with the provision of wastewater services to the site by Cecil County, subject to the approval of the PSC and MDE.

(c)  Buyer shall operate the Water System so as to furnish equipment, services, and facilities that are safe, adequate, just, reasonable, economical, and efficient, considering the conservation of natural resources and the quality of the environment.

(d) Nothing herein shall be construed to suggest that the Improvements and upgrades undertaken by Buyer under this Agreement to the water system are intended for the benefit of any particular user or property owner within the Service Area or to imply that capacity has been reserved or allocated by the Buyer for any particular user or property owner within the Service Area.

(e) Nothing herein shall be construed to suggest that Buyer is prohibited from using the Facilities to provide service to properties outside the Service Area provided that service to customers within the Service Area is not diminished.

7.4           Rate Structure.

(a) From the Closing Date until March 31, 2013 (the “Rate Stabilization Period”) and subject to the approval of the PSC, the Buyer shall be permitted to increase the rates for customers in existence on and after the Closing Date in the Service Area only on an annual basis by the change in the Revised Consumer Price Index for all Urban Consumers, all items, U.S. City Average, as reported by the Bureau of Labor Statistics, Department of Labor (the “CPI”). The change in the CPI shall be determined by multiplying the existing customer rates by a fraction (a) the numerator of which is the difference between (i) the CPI for the last full calendar year, and (ii) the CPI for the last full calendar year for the preceding year (the “Prior Year’s CPI”), and (b) the denominator of which is the Prior Year's CPI. Each change in CPI pursuant to this Section 7.3(a) shall be calculated as of January 1 of each calendar year within the Rate Stabilization Period and shall be determined by the Buyer within forty-five (45) days after the date on which the CPI for the last full calendar year is publicly released by the Bureau of Labor Statistics, Department of Labor, which adjustment in rates shall be applied retroactively to January 1 of each such calendar year within the Rate Stabilization Period.

(b) During the Rate Stabilization Period, upon request by the Buyer, Port Deposit shall support in writing and otherwise reasonably cooperate with the Buyer to assist the Buyer in the obtaining of any authorizations or other Permits from the PSC sought by the Buyer in connection with the adjustment of customer rates for the Service Area.

(c) Nothing set forth in this Agreement shall prohibit the Buyer’s imposition of PSC-approved connection fees or charges on new customers in the Service Area who are served by any Facility beginning after the Closing Date.

7.5           Further Assurances.  At any time and from time to time after the Closing, at the Buyer’s reasonable request and without further consideration (but at the Buyer’s cost of preparation and filing), the parties promptly shall execute and deliver such confirmatory instruments of sale, transfer, conveyance, assignment and confirmation, and take such other reasonable action, as may reasonably be required to transfer, convey and assign to the Buyer, and to confirm the Buyer’s right, title and interest in and to, all of the Purchased Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purposes and intent of this Agreement.

7.6           Identification and Use of Abandoned Water Mains.  Port Deposit shall cooperate with and provide its diligent assistance to Artesian in seeking approval for the use of any existing but abandoned water mains on the former Bainbridge Naval Facility site.

7.7           Wastewater Assets.  If Cecil County is not providing wastewater service to Port Deposit through a connection to the County’s Seneca Point wastewater plant as of December 31, 2013 and has effected the transfer of the wastewater assets to be acquired by Cecil County from Port Deposit back to Port Deposit, then Port Deposit shall transfer to Buyer’s affiliate, Artesian Wastewater Maryland, Inc., a Delaware Corporation (“Artesian WW”) for the nominal consideration of Ten Dollars ($10.00) all of the Town’s wastewater collection system, treatment plant and related facilities. Port Deposit’s obligation under this Section 7.7 is contingent upon the Buyer and/or Guarantor not being in breach of their post Closing obligations, and upon Artesian WW providing evidence to the Town’s reasonable satisfaction that Artesian WW has the financial resources to construct a wastewater plant with the capacity of one million gallons per day, provided that Port Deposit shall donate or cause a developer or developers to donate land to Artesian WW sufficient to accommodate said plant.  Port Deposit shall cooperate with Artesian WW in obtaining a franchise from Cecil County, approval of the exercise of said franchise by the PSC and all other necessary governmental approvals at no out-of-pocket expense to the Town.  Upon acquisition of the Wastewater Assets, Artesian WW shall:

(a) be subject to the same service standards, insurance, indemnification, breach and remedies provisions as are applicable to Buyer hereunder;.

(b) will assume responsibility to provide wastewater collection, treatment and disposal services to the Town, its residents, citizens, property owners and businesses in the Service Area, as now existing or hereafter expanded by annexation or otherwise under the following conditions:

(i) The obligation to provide such wastewater services shall not be assignable to any third party, absent prior written consent by the Town, which shall not be unreasonably withheld.

(ii) Artesian WW shall undertake such repairs or upgrades to the acquired wastewater assets, distribution, treatment and metering systems so as to comply with all Applicable Laws and to provide all necessary wastewater service to customers within the Service Area, as now existing or hereinafter expanded, including without limitation for the full development of the former Bainbridge Naval property, subject to the approval of the PSC and MDE.

(iii) Nothing herein shall be construed to suggest that the Improvements and upgrades undertaken by Buyer to the wastewater system under this Agreement are intended for the benefit of any particular user or property owner within the Service Area or to imply that capacity has been reserved or allocated by the Buyer for any particular user or property owner within the Service Area.

(iv) The Town will undertake collection of wastewater connection fees in the same manner as provided herein for the collection of water connection fees and shall be entitled to $600 per each new wastewater connection up to 4,545 new connections within the Service Area as an administrative charge for its services. In the event the Buyer waives, in whole or in part, the payment of wastewater connection fees for any subsequent user, the Town will nonetheless be entitled to collect $600 per each new wastewater connection for up to 4,545 new connections within the Service Area as an administrative fee.

7.8           Mutual Water and Wastewater Service.  Subject to the provisions of Section 7.7 and from and after the Closing of upon the transfer of waster water assets thereunder, Buyer or one of its affiliates satisfactory to the Town will provide unmetered water service to Port Deposit’s wastewater treatment plant, at no charge, and Port Deposit will provide unmetered wastewater service to Buyer’s water treatment plant at no charge, for so long as Port Deposit shall continue to own and operate the wastewater treatment plant.

7.9 Right of First Refusal to Purchased Assets.  Should Buyer ever wish to sell all or a part of the Purchased Assets or the wastewater assets transferred under Section 7.7 hereof, Port Deposit shall have a right of first refusal to purchase said assets on the same terms and conditions as proposed by a prospective purchaser in good faith negotiations at arms length.  Within thirty (30) days after Buyer gives notice to Port Deposit of a proposed sale, Port Deposit may elect to exercise its option of first refusal by giving notice of such election to Buyer and executing a purchase and sale agreement, with the understanding that closing thereon shall not occur prior to one hundred twenty days (120) or later than one hundred eighty days (180) following said notice.

7.10 In addition to the above stated post closing obligations the Buyer shall provide the indemnification and insurance stated in the following Article.

7.11 Assumption of Loan Obligations.  This Agreement is conditioned upon the Buyer’s assumption at Closing of all of Port Deposit’s obligations under the Drinking Water Loan Agreement (the “Loan Agreement”) between the Maryland Water Quality Financing Administration (“MWQFA”) and the Town of Port Deposit, and the underlying Promissory Note provided by Port Deposit to the MWQFA, in the initial principal amount of $296,000 (hereinafter the “MWQFA Obligations”). The parties understand that the Buyer’s assumption of the MWQFA Obligations is subject to approval of the MWQFA, pursuant to Section 3.11 of the Loan Agreement. In the event, the MQWFA does not approve the Buyer’s assumption of the MWQFA Obligations, the Buyer and Port Deposit will jointly seek approval from the MWQFA, pursuant to Section 2.02(b) of the Loan Agreement to allow for the payment of the MFQFA Obligations by Port Deposit in accordance with the amortization schedule provided in the Loan Agreement and underlying Note. If the MWQFA allows for the payment of the MFQFA Obligations in accordance with the amortization schedule provided in the Loan Agreement and underlying Note, then the Buyer shall provide to Port Deposit at Closing a second confessed judgment promissory note, in form and substance satisfactory to Port Deposit and its counsel, in an amount equal to all of Port Deposit’s remaining MWQFA obligations, which provides for annual installments to be paid by the Buyer to Port Deposit in amounts equal to the annual payments due from Port Deposit to the MWQF, said installments to be remitted by the Buyer to Port Deposit not less than thirty (30) days prior to the date each annual installment is due from Port Deposit to the MWQFA (the “Second Promissory Note”). In the event the MWQFA neither agrees to the Buyer’s assumption of the MWQFA Obligations, nor to allow for the payment of the MFQFA Obligations by Port Deposit in accordance with the amortization schedule provided in the Loan Agreement and underlying Note, Port Deposit shall have no obligation to proceed to Closing under this Agreement. The Second Promissory Note shall also be guaranteed by the Guarantor and shall contain the same acceleration, default interest, attorney’s fees, waiver of jury trial and consent to service and exclusive jurisdiction provisions as the Note referred to in Section 2.4(b) hereof. The Second Promissory Note shall be secured by the Purchased Assets pursuant to a security agreement, deed of trust and financing statements (a.k.a. UCC Statements) delivered by the Buyer to the Town at Closing and in form and substance satisfactory to Port Deposit and its counsel.

ARTICLE VIII
INSURANCE.

Buyer shall maintain in full force and effect, at its own cost and expense, the following insurance coverages.

(a) Commercial General Liability Insurance insuring Buyer with respect to the construction, operation and maintenance of the Water System, and the conduct of the Water Service business in the Service Area in the minimum amounts of five million dollars ($5,000,000), per occurrence; and in the aggregate. Such commercial general liability insurance must include coverage for all of the following:

(i) comprehensive form;

(ii) premises-operations;

(iii) explosion and collapse hazard;

(iv) underground hazard;

(v) products/completed operations hazard;

(vi) contractual liability;

(vii) broad form property damage;

(viii) independent contractors; and

(ix) personal injury.

(b) Automobile Liability Coverage, with a minimum limit of liability of two million dollars ($2,000,000), per occurrence, combined single limit for bodily injury and property damage coverage. Policy must include coverage for owned automobiles, leased or hired automobiles and non-owned automobiles.

(c) Workers’ Compensation Coverage meeting statutory requirements of Applicable Laws of the State and Employers’ Liability Coverage with the following minimum limits: Bodily Injury by Accident - $100,000 each accident, Bodily Injury by Disease - $500,000 policy limits and Bodily Injury Disease - $100,000 each employee.

(d) All insurance policies and certificates maintained pursuant to this Agreement shall provide the following unless the Town approves other language: “It is hereby understood and agreed that this insurance coverage may not be materially changed or canceled by the insurance company nor the intention not to renew be stated by the insurance company until at least sixty (60) days after receipt by the Town of a written notice of such intention to cancel or not to renew.”

(e) Each of the required insurance policies shall be with insurers qualified to do business in the State, with an A- or better rating by Best’s Key Rating Guide, Property/Casualty Edition.

(f) Buyer shall provide the Town with an original certificate of insurance providing evidence of all coverage required of this Agreement upon execution of this Agreement, following a material change or any time Buyer obtains new insurance policies.

(g) Not more frequently than once in every five (5) years the Town may review the amounts of any insurance policies under the Agreement and shall have the right to require reasonable adjustments to such insurance policies consistent with the public interest. The Town shall provide Buyer written notice at least sixty (60) days in advance of any reasonable adjustments.

(h) All Commercial General and Automobile Liability Insurance policies shall by specific endorsement name the Town, their elected and appointed officials, officers, boards, commissions, commissioners, agents, and employees as additional insureds. Such additional insured requirement shall be noted on the original certificate of insurance provided to the Town.

(i) Failure to comply with the insurance requirements set forth in this Section shall constitute a Breach.

ARTICLE IX
REMEDIES FOR BREACH

Section 9.1 Breach. Any breach of the post-closing obligations of the Buyer hereunder including without limitation the Buyer’s failure to indemnify or defend Port Deposit, to comply with Environmental Laws, to make disclosure of books and records, to comply with insurance requirements and/or to: (a) provide all necessary potable water and water delivery and water metering services to the Town and the customers in the Service Area, now or hereafter existing; (b) maintain the transferred assets in good and working order; (c) undertake upgrades and improvements to the Purchased Assets as necessary to comply with Applicable Laws and to provide all necessary water and water delivery and water metering services for the full development of the former Bainbridge Naval property concurrent with the provision of wastewater services to the site by Cecil County; and (d) the Buyer’s post-Closing payment obligations (hereinafter collectively or individually a “Breach); which Breach continues beyond the period for written notice and opportunity to cure as provided in this Article shall be deemed a Default, entitling the Town to exercise any or all of the remedies set forth herein and/or available at law or in equity.

9.2.  Determination of Breach. A preliminary determination of the existence of a Breach shall be made by the Mayor and Town Council.

(a) The Town shall provide written notice of its finding of Breach to the Buyer, stating with particularity the nature and extent of the findings of Breach, and thereafter, upon not less than thirty (30) days’ prior notice in the event of a breach that does not threaten public health or safety, and upon not less two (2) days’ prior notice in the event of a breach that threatens public health or safety and, the Buyer shall be afforded the right to attend a public hearing before the Commissioners to hear and to be heard on matters relating to the existence, non-existence, and nature and extent of the Breach described in the notice.

(b) Upon conclusion of the public hearing, the Town Council shall make a final written determination with respect to the existence, non-existence, and nature and extent of the Breach.

(c) After making such finding and determination of the existence of a Breach, the Town shall provide Buyer written notice of such finding, and unless a matter of emergent public, health safety or welfare, shall afford Buyer not less than one (1) full calendar month (or if such Breach cannot reasonably be cured within such period, such additional period of time that is sufficient to allow for such cure, which period of time shall not exceed six (6) full calendar months in the aggregate) to allow Buyer to cure such Breach, unless a longer period shall be permitted by the Town. In the event of a breach which is a matter of emergent public, health safety or welfare, the Buyer shall be required to undertake all feasible efforts remedy the breach as promptly as possible and within not more than two (2) days following notice. If the Town finds that such Breach has been cured, then the previous finding of Breach shall be rescinded.

9.3     Remedies for Breach and Default.

If the Town finds on the basis of substantial evidence, as provided in Section 9.2 that such Breach has not been cured, then a Default shall be deemed to have occurred, entitling the Town to exercise any or all of the following remedies:

(a) To undertake services, repairs and/or upgrades at the Town’s cost; for which reimbursement shall be made by the Buyer within not more than fifteen (15) days;

(b) To require specific performance of the Buyer’s obligations and/or obtain injunctive relief, it being understood that irreparable damage would result if this Agreement is not specifically enforced.  Therefore, the rights and obligations of the parties under the Agreement, including, without limitation, their respective rights and obligations to sell and purchase the Purchased Assets and comply with the covenants set forth in this Agreement, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and/or appropriate injunctive relief may be applied for and granted in connection therewith.  The Buyer hereto agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the post-closing provisions of this Agreement and hereby agrees to waive the defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder.  The Buyer hereto agrees to waive any rights to require the other party hereto to prove actual damages or post a bond or other security as a condition to the granting of any equitable relief;

(c) To have access to, utilize and withdraw water from Buyer’s Water Appropriation Permit in an amount sufficient for the Town to provide water service to the existing customers within the then existing Service Area, and to make application for a permit to continue to utilize and withdraw water from the Susquehanna River, without any objection from the Buyer even if said application would cause the Buyer’s Water Appropriation Permit to be limited or curtailed;

(d) To obtain monetary judicial relief;

(e) Only if the Default is the result of a material Breach, to assess liquidated damages in the following manner:

i. For Breach of any applicable Environmental Law, One Thousand Dollars ($1,000) per day.

ii. For Breach of the Buyer’s obligations to indemnify and/or defend, One Thousand Dollars ($1,000) per day.

iii. For Breach in the obligation to comply with the requirements respecting improvements an/or upgrades to the Purchased Assets, One Thousand Dollars ($1,000) per day.

iv. For Breach in the obligation to comply with the water service supply requirements, One Thousand Dollars ($1,000) per day.

v. For Breach in the obligation to maintain the transferred assets in good and working order, One Thousand Dollars ($1,000) per day.

vi. For Breach in the obligation to comply with the insurance obligations, One Thousand Dollars ($1,000) per day.

vii. For any other Breach of this Agreement or Applicable Laws (if applicable) not itemized above, Five Hundred Dollars ($500) per day for each Breach, for each day the Breach is not remedied.

viii. Because Buyer’s Material Breach of certain provisions of this Agreement will result in injury to the Town, and because it will be difficult to estimate the extent of such injury in such circumstances, the parties agree to the liquidated damages provided for in this Section, with such liquidated damages representing both parties’ best estimate of the damages resulting from the specified violations. Such damages shall not be a substitute for actual performance by Buyer of the obligations with respect to which a Breach and Default has occurred, but shall be in addition to Buyer’s obligation for actual performance of such obligations

ix. A separate daily liquidated damage charge shall be imposed with respect to each separate and distinct Breach; provided, however, Buyer shall not be charged with multiple violations for a single act or event which constitutes one and the same Breach of separate provisions of this Agreement; in such case the charge shall be based on the highest applicable daily liquidated damage penalty.

x. In each case, the assessment of liquidated damages shall be imposed upon a finding of Default, but retroactive to the date of the Town’s notice of Breach with respect to which the Default has been determined.

xi. On an annual calendar year basis, Buyer shall be liable for liquidated damages up to One Hundred Thousand Dollars ($100,000); and Buyer’s aggregate liability for liquidated damages under this Agreement shall not exceed One Million Dollars ($1,000,000.00).

(f) The rights and remedies reserved to the Town in this Agreement are cumulative and shall be in addition to all other rights and remedies which the Town may have with respect to the subject matter of this Agreement, whether reserved in this Agreement or authorized by Applicable Laws.

ARTICLE X
 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PORT DEPOSIT

The obligations of Port Deposit with respect to actions to be taken on the Closing Date are subject to the satisfaction by the Buyer or waiver by Port Deposit on or prior to the Closing Date of each of the conditions set forth in this Article X.

10.1           Representations and Warranties.  All representations and warranties of the Buyer contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect dated the Closing Date and signed by an authorized officer of the Buyer shall have been delivered to Port Deposit.

10.2           Performance of Obligations.  Each and all of the agreements of the Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects, each of the documents, agreements, consents and other items to be delivered to Port Deposit pursuant to Section 3.2(b) shall have been delivered, and the Buyer shall have delivered to Port Deposit a certificate, dated as of the Closing Date, to such effect signed by an authorized officer of the Buyer.

10.3           No Litigation.  No Litigation before a court or any other Governmental Authority shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority shall have taken any other action prohibiting Port Deposit from proceeding with the transactions hereunder.

10.4           Consents and Approvals.  All necessary consents of and filings required to be obtained or made with any Person or any Governmental Authority relating to the consummation of the transactions contemplated herein (collectively, “Required Consents”) to be obtained or made by the Buyer shall have been obtained and made by the Buyer and the Buyer shall be ready to perform under such Required Consents.

ARTICLE XI
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer with respect to actions to be taken on the Closing Date are subject to the satisfaction by Port Deposit (as applicable) or waiver by the Buyer on or prior to the Closing Date of all of the conditions set forth in this Article XI.

11.1           Representations and Warranties.  All the representations and warranties of Port Deposit contained in this Agreement shall be materially true and correct as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and a certificate to the foregoing effect, dated as of the Closing Date and signed by an authorized person on behalf of Port Deposit, shall have been delivered to the Buyer.

11.2           Performance of Obligations.  Each and all of the agreements of Port Deposit to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects, each of the documents, agreements, consents and other items to be delivered to Port Deposit pursuant to Section 3.2(a) shall have been delivered, and Port Deposit shall have delivered to the Buyer a resolution, dated as of the Closing Date to such effect, signed by an authorized person on behalf of Port Deposit.

11.3           No Litigation.  No Litigation before a court or any other Governmental Authority shall have been instituted or threatened seeking to restrain or prohibit the transactions contemplated by this Agreement, and no Governmental Authority shall have taken any other action prohibiting the Buyer from proceeding with the transactions hereunder.

11.4           PSC/County Approval.  An order or other authorization of the PSC approving the transactions contemplated by this Agreement and the customer rates to be charged by the Buyer based on cost of service principles for those Customers served by the Facilities and a franchise agreement with the County shall have been obtained by the Buyer and shall be in full force and effect as of the Closing, provided that the Buyer has utilized its best efforts to have obtained PSC approval and a county franchise.

11.5           Consents and Approvals.  All Required Consents to be obtained or made by Port Deposit shall have been obtained and made and Port Deposit shall be ready to perform under such Required Consents, including those described on Schedule 4.2.

11.6           Satisfaction of Indebtedness; Release of Liens.  Port Deposit shall have provided the Buyer with the Payoff Letters pursuant to Section 3.2(a)(x). and obtained release of the Maryland Environmental Services Lien referenced in Section 4.5(a)(ii).

11.7           Absence of Certain Changes.  No change that constitutes or results in a Material Adverse Change shall have occurred or arisen.

11.8           Water Appropriation.  An order or other authorization of the Susquehanna River Basin Commission and of any other Governmental Authority that may also be required approving the reissuance of the current water appropriation for take from the Susquehanna River from Port Deposit to Artesian shall have been obtained by the Buyer, with the full support of Port Deposit, and shall be in full force and effect as of the Closing.

11.9           Due Diligence.  The Buyer shall have notified Port Deposit in writing that the Buyer has completed and is satisfied, as determined by the Buyer in its sole discretion, with its due diligence, investigation, review and analysis of the Facilities, the Water Distribution, Treatment and Metering Systems and Purchased Assets, including, without limitation, an investigation into the condition of the Purchased Assets and a review and analysis (including such title or other opinions as the Buyer may determine in its sole discretion) of Port Deposit’s title to or rights to use the Purchased Assets, the Liabilities associated therewith, including without limitation, any Indebtedness involving or affecting the Purchased Assets, in each case, in its sole discretion satisfactory to the Buyer.

11.10           Water Rates.  Port Deposit shall have instituted an increase in water rates to $6.17 per thousand gallons, with a ten thousand gallon minimum (for example, 15,000 gallons of quarterly water usage would result in a bill of $92.55).

11.11           Commitment for Provision of Wastewater Service.  Port Deposit shall have executed an agreement with Cecil County, Maryland (County) for the County’s provision of wastewater services by its Seneca Point wastewater plant to Port Deposit by December 31, 2013.
ARTICLE XII
 INDEMNIFICATION

12.1           Obligations of Port Deposit.  Subject to the provisions below, Port Deposit shall, at its sole cost and expense, indemnify, hold harmless, and defend the Buyer and its Affiliates and their respective owners, members, directors, managers, officers, employees, agents, representatives successors and assigns (each, a “Buyer Indemnified Person” and collectively, the “Buyer Indemnified Persons”) against any and all Liabilities, suits, causes of action and proceedings, whether for damages or otherwise, arising out of or alleged to arise out of (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by Port Deposit in or pursuant to this Agreement and the Closing Documents or (b) the Excluded Liabilities.

12.2           Obligations of the Buyer.  Subject to the provisions below, the Buyer shall, at its sole cost and expense, indemnify, hold harmless, and defend Port Deposit and the elected and appointed officials, officers, boards, commissions, commissioners, agents, and employees (each, a “Town Indemnified Person” and collectively, the “Town Indemnified Persons”), against any and all Liabilities, suits, causes of action and proceedings, whether for damages or otherwise, arising out of or alleged to arise out (a) any inaccuracy in, or breach or nonperformance of, any of the representations, warranties, covenants or agreements made by the Buyer in or pursuant to this Agreement, and the Closing Documents , or (b) the Assumed Liabilities.

12.3           Procedure.

(a) Each Buyer Indemnified Person and Town Indemnified Person shall be referred to collectively herein as an “Indemnified Person.” Any Indemnified Person seeking indemnification with respect to any actual or alleged Liability shall give notice to the Person from whom indemnification is sought (each, an “Indemnifying Person”) on or before the date specified in Section 12.4, but within thirty (30) day of receipt of notice of a Liability for which an Indemnifying Person is obligated to indemnify an Indemnified Person. The Indemnified Person shall take action necessary to avoid entry of a default judgment if such action is needed before the Indemnified Person provides the Indemnifying Person notice; provided, however, that no such action shall in any way prejudice or harm the Indemnifying Persons. In the event that the Indemnified Person does not timely notify the Indemnifying Person under this Section 12.3 of any Liability for which the Indemnifying Person is obligated to indemnify the Indemnified Person and such failure in any way prejudices or harms the Indemnifying Person (including, without limitation, any defense, right or remedy of the Indemnifying Person), then the Indemnifying Person shall be under no obligation to indemnify the Indemnified Person to the extent of any such prejudice or harm to the Indemnifying Person.

(b) With respect to an Indemnifying Person’s indemnity obligations set forth in Section 12.1 or 12.2, as the case may be, the Indemnifying Person shall provide the defense of any Liability brought against the Indemnified Person by selecting counsel of the Indemnifying Person’s choice to defend the Liability, subject to the consent of the Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed. Nothing in this Agreement shall be deemed to prevent the Indemnified Person from cooperating with the Indemnifying Person and participating in the defense of any Liability by its own counsel at its own cost and expense, provided however, that after consultation with the Indemnified Person, the Indemnifying Person shall have the right to defend, settle or compromise any claim, suit, cause of action, or proceeding arising hereunder, so long as the settlement includes a full release of the Indemnified Person, and the Indemnifying Person shall have the authority to decide the appropriateness and the amount of any such settlement. If the Indemnified Person does not consent to the terms of any such settlement or compromise, then the Indemnifying Person shall not settle the Liability but its obligation to indemnify the Indemnified Person shall in no event exceed the amount of such settlement. Notwithstanding the foregoing, the Indemnifying Person shall be entitled to settle or compromise any Liability for which the Indemnifying Person is obligated to indemnify the Indemnified Person without the consent of the Indemnified Person, if such settlement or compromise requires only the payment of money damages and/or a full release of the Liability against the Indemnified Person. If the Indemnifying Person fails, after notice pursuant to Section 12.3(a), to undertake the Indemnified Person’s defense of any Liabilities encompassed within this Article XII, then the Indemnifying Person’s indemnification shall include, but is not limited to, the Indemnified Person's reasonable attorneys' fees, including fees for outside counsel hired to defend the Indemnified Person, incurred in defending against any such claim, suit, cause of action, or proceeding, any interest charges arising from any claim, suit, cause of action, or proceeding arising under this Agreement or Applicable Laws, the Indemnified Person’s out-of-pocket expenses, and the reasonable value of any services rendered by Port Deposit counsel, or Port Deposit staff or its employees, if Port Deposit is the Indemnified Person, or, if the Buyer is the Indemnified Person, the reasonable value of any in-house attorney, staff or employees of the Buyer.

(c) Neither the provisions of this Article XII nor any damages recovered by the Indemnified Person shall be construed to limit the liability of the Indemnifying Person or its contractors or subcontractors for damages under the Agreement or Applicable Laws or to excuse the faithful performance of obligations required by the Agreement, except to the extent that any monetary damages suffered by the Indemnified Person have been satisfied by a financial recovery under this section or other provisions of the Agreement or Applicable Laws. The Indemnified Person shall not be entitled to recover any amount under this Agreement with respect to any Liability for which the Indemnifying Person is obligated to indemnify the Indemnified Person, if and to the extent that the Indemnified Person shall have actually recovered any amount with respect to such Liability. The Indemnified Person shall use its reasonable efforts to claim and recover any damages suffered by it under any insurance policy or third party indemnity it may have, which amounts shall be deducted from any amount for which the Indemnifying Person is obligated to indemnify the Indemnified Person under this Agreement.

(d) Nothing in this Agreement shall be construed to waive Port Deposit’s governmental immunity.

(e) In the event of any action or proceeding brought against an Indemnified Person for which the Indemnified Person is entitled to indemnification under this Agreement, the Indemnifying Party shall not admit any liability in any such matter on behalf of the Indemnified Party, and the Indemnified Party shall not admit any liability for any such Liability for which the Indemnified Party is indemnified under this Agreement without the prior written consent of the Indemnifying Party.

(f) Anything to the contrary in this Agreement notwithstanding, neither party shall be liable to the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage to any building, structure or other tangible property, when such loss is caused by any of the perils which are or could be insured against under a standard policy of full replacement costs insurance for fire, theft and all risk coverage, or losses under workers’ compensation Applicable Laws and benefits, even though such loss or damage might have been occasioned by the negligence of such party, its agents or employees (this clause shall not apply, however, to any damage caused by intentionally wrongful actions or omissions).

12.4           Survival of Certain Provisions.

(a) Except as otherwise set forth in Section 12.4(b), (c) and (d), the representations and warranties of Port Deposit and the Buyer set forth in Articles II, IV V, VII, VIII, IX, XII and XIV shall survive the Closing and shall continue in full force and effect without limitation after the Closing until the expiration of the statute of limitations applicable thereto has expired.

(b) Except as otherwise set forth in Section 12.4(a), (c) and (d), each of the post Closing covenants, agreements and obligations of the parties contained in this Agreement, including, without limitation, the indemnification and defense obligations of Port Deposit and the Buyer set forth herein will survive the Closing and will continue in full force and effect in accordance with its terms, or, if not specific as to duration, until the expiration of the applicable statutes of limitations if no claim has been timely field with respect thereto.

(c) Each period of survival of the representations and warranties, covenants and agreements prescribed by Section 12.4(a) and (b) above is referred to as a “Survival Period.” Except as otherwise provided in this section, the liabilities of each party under its respective representations and warranties, covenants and agreements will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation or warranty or covenant the breach of which has been asserted by a party in a written notice to the other party before such expiration.

(d) All indemnities provided for in the Agreement shall apply even in the event of joint and/or concurrent negligence, strict liability, or other fault of the party whose liability is indemnified.

ARTICLE XIII
TERMINATION

13.1           Termination.  This Agreement may be terminated at any time prior to the Closing upon the occurrence of any of the following:

(a)	at any time, by mutual written consent of the Buyer and Port Deposit;

(b)           by either the Buyer or Port Deposit at any time (if such party itself is not then in material breach of any of its representations and warranties, covenants, agreements or other obligations contained in this Agreement), if the other party is in material breach or default of any of its representations and warranties, covenants, agreements or other obligations herein, which breach or default remains uncured for a period of thirty (30) days after such other party’s receipt of written notice of such breach or default.

(c)           by the Buyer at any time pursuant to Section 6.2 or Section 6.3(b) of this Agreement;

(d)           by the Buyer at any time, if the Buyer determines in its sole discretion that the conditions to Closing set forth in Section 11.9 of the Agreement shall not be satisfied.

13.2           Consequences of Termination.  In the event that this Agreement shall be terminated pursuant to this Article XIII, (a) each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same, and (b) all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party, except as to the Deposit and that (i) the provisions of this Section 13.2 and the provision contained in Article XIV shall survive such termination and continue in full force and effect, and (ii) nothing herein shall relieve any party under Sections 12.1 or 12.2, as applicable, from liability for any fraudulent or willful breach of any representation, warranty, covenant, agreement or other provision of this Agreement prior to such termination.

ARTICLE XIV
GENERAL PROVISIONS

14.1           Actions of Parties.  In any action by the parties that is mandated or permitted under the terms of this Agreement, such party shall act in a reasonable, expeditious, and timely manner; provided that nothing in this Section 14.1 nor any other provision of this Article XIV shall limit the right of Port Deposit to act, or to decline to act, in the unfettered exercise of its discretion when action or inaction by Port Deposit is permitted to be governed by such standard.

14.2           Preemption.  If Applicable Laws preempt a provision or limit the enforceability of a provision of this Agreement, then the provision shall be read to be preempted to the extent, and for the time, but only to the extent and for the time, required by such Applicable Law. In that event, the parties shall negotiate in good faith to reconstitute this Agreement in a form that, to the maximum extent possible, is consistent with the parties’ original intent and preserves the benefits bargained for by each party. If such federal or state Applicable Law is subsequently repealed, rescinded, amended or otherwise changed so that the provision of this Agreement that had been preempted is no longer preempted, then such provision shall return to full force and effect, and shall thereafter be binding on the parties hereto, without the requirement of further action on the part of Port Deposit.

14.3           Expenses.  Except as provided in Sections 12.1 and 12.2 or as otherwise specifically provided in this Agreement, the parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all fees and expenses of their respective Representatives and all fees, expenses and costs for obtaining any Required Consent of such party.

14.4           Amendments and Waivers.  Any term of this Agreement may be amended, supplemented or modified only with the written consent of parties and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the party against whom the waiver is sought to be enforced. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.5           Binding Acceptance; Assignment.  This Agreement shall bind and benefit the parties hereto and their respective heirs, beneficiaries, administrators, executors, receivers, trustees, successors and assigns; provided that, this Agreement and all rights and obligations hereunder may not be assigned or transferred without the prior written consent of the other parties hereto.

14.6           Third Party Beneficiaries.  The rights created by this Agreement are solely for the benefit of the parties hereto and the respective successors or permitted assigns, and no other Person shall have or be construed to have any legal or equity right, remedy or claim under or in respect of or by virtue of this Agreement or any provision herein contained; provided, however, that the provisions of Sections 7.2, 7.3, 7.4,  7.6 and 7.7  and Article XII above are intended for the benefit and burden of the parties specified therein, and their respective legal representatives, successors, heirs, executors and assigns.

14.7           Choice of Law; Venue.  This Agreement shall be governed by and construed under, and the rights of the parties determined, in accordance with the Applicable Laws of the State of Maryland (without reference to the choice of law provisions of the State of Maryland) and applicable federal law. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party’s address set forth herein, or by any other method provided or permitted under the Applicable Laws of the State of Maryland. Each party hereby irrevocably submits to the jurisdiction in the Circuit Court for Cecil County, Maryland, over any action or proceeding arising out of or relating to this Agreement. Each party hereby irrevocably and unconditionally waives and agrees not to plead, to the fullest extent provided by Applicable Law, any objection it may have to venue and the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts.

14.8	Waiver of Jury Trial.

THE BUYER, GUARANTOR AND PORT DEPOSIT EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE BUYER AND PORT DEPOSIT, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH OF PORT DEPOSIT, THE BUYER,AND THE GUARANTOR AS APPLICABLE, IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE BUYER OR PORT DEPOSIT, AS APPLICABLE.

14.9.	Attorneys’ Fees. INTENTIONALLY DELETED.

14.10   Notices.  Unless otherwise expressly stated in this Agreement, all notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by facsimile or other electronic transmission if a copy is sent simultaneously by a method described in clause (i), (ii) or (iii), addressed as hereinafter provided or at such other address of which Port Deposit or the Buyer shall have given notice as provided in this Section 14.10. All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given on their behalf by their respective attorneys. Notices should be provided in accordance with this Section 14.10 at the following addresses:

If to the Buyer or Guarantor, to:                                                                           With a copy to:
Artesian Water Maryland, Inc.
c/o Artesian Resources Corporation                                                                   DLA Piper US LLP
664 Churchmans Road                                                                                           6225 Smith Ave
Newark, Delaware 19702                                                                                        Baltimore, Maryland 21209
Attn: David Spacht or Chief Financial Officer                                                   Attn: Carville B. Collins, Esq.
Telephone: 302-453-6912                                                                                      Telephone: 410-580-4125
Telecopier 302-453-6980                                                                                       Telecopier: 410-580-3001
Email: DSpacht@artesianwater.com                                                                   Email: carville.collins@dlapiper.com

 If to Port Deposit to:                                                                           With a copy to:

The Mayor and                                                                                    Virginia W. Barnhart
Town Planner                                                                                       Treanor Pope & Hughes, P.A.
64 South Main Street                                                                          29 W. Susquehanna Ave., Ste. 110
Port Deposit, Maryland 21904                                                           Towson, MD  21204

14.11           Severability.  If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement. In either case, the balance of this Agreement shall be interpreted as if such provision were so modified or excluded, as the case may be, and shall be enforceable in accordance with its terms.

14.12           Entire Agreement.  This Agreement, together with the Disclosure Schedules, Exhibits, certificates and Transaction Documents contemplated hereby, embodies the entire understanding and agreement of Port Deposit and the Buyer with respect to the subject matter of this Agreement and merges and supersedes all prior representations, agreements, and understandings, whether oral or written, between Port Deposit and the Buyer with respect to the subject matter hereof, including, without limitation, any and all written or oral statement or representations by any official, employee, agent, attorney, consultant, or independent contractor of Port Deposit or the Buyer. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 14.12 shall limit or affect, or be construed to limit or affect, the Franchise Agreement in any manner.

14.13           Recitals.  The Recitals of this Agreement forms a part of this Agreement.

14.14           Construction.

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any provision of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(b) The attached exhibits are incorporated in this Agreement by reference and expressly made a part of this Agreement.

(c) The captions and headings of articles and sections throughout this Agreement are intended solely to facilitate reading and reference to the sections and provisions of this Agreement. Such captions shall not affect the meaning or interpretation of this Agreement.

14.15           Counterparts.  This Agreement may be executed in two or more counterparts, including by means of telefaxed signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.16           Time is of the Essence.  The parties hereto hereby agree that time is of the essence with respect to the performance of each party’s respective obligations and commitments under this Agreement.

[ SIGNATURES APPEAR ON THE FOLLOWING PAGE. ]

ATTEST:	BUYER:

ARTESIAN WATER MARYLAND, INC., a Delaware corporation

/s/ John J. Schreppler, II	By:	/s/ Joseph A. DiNunzio
Name: John J. Schreppler, II	Name: Joseph A. DiNunzio
Title: Assistant Secretary, Vice President & General Counsel	Title: Executive Vice President

THE TOWN OF PORT DEPOSIT, by The Mayor and Town Council

/s/ Kerry Ann Abrams
Kerry Ann Abrams, Mayor

/s/ William Harrington
William Harrington, Deputy Mayor

/s/ Al Bruno
Al Bruno, Council Member

/s/ Robert Kuhs
Robert Kuhs, Council Member

/s/ John Leeds
John Leeds, Council Member

/s/ Judy Leonard
Judy Leonard, Council Member

/s/ Kevin Morton
Kevin Morton, Council Member

ATTEST:

/s/
Secretary

ATTEST:	GUARANTOR:

ARTESIAN RESOURCES CORPORATION, a Delaware corporation

/s/ John J. Schreppler, II	By:	/s/ Joseph A. DiNunzio
Name: John J. Schreppler, II	Name: Joseph A. DiNunzio
Title: Assistant Secretary, Vice President & General Counsel	Title: Executive Vice President